Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “General Information – Counsel and Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated July 25, 2013 in Post-Effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-190872) and related Prospectus and Statement of Additional Information of the Guggenheim Strategic Opportunities Fund.

      /s/ Ernst & Young LLP

Chicago, Illinois
November 1, 2013